UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Ashworth, Inc.

(Name of Registrant as Specified in its Charter)

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February 22, 2006

Dear Fellow Shareholder:

        I am writing to update you on recent developments at Ashworth.

        Last November, your Board of Directors retained an international investment bank, Houlihan Lokey Howard & Zukin, to advise the Company in identifying and evaluating a range of strategic alternatives to enhance shareholder value, including a possible sale or merger of the Company. Your Board unanimously took this important step because it believed that Ashworth is well-positioned to increase shareholder value and that our stock price did not reflect the true value of the Company and its prospects.

        Your Board, together with its independent financial advisor, is actively evaluating strategic options to determine the course of action that will create the most value for the Company and all Ashworth shareholders. Although we do not intend to comment on the results of this process, I can assure you that your Board is fully committed to doing what is in the best economic interests of the Company and all shareholders.

YOUR BOARD IS FIRMLY COMMITTED TO ENHANCING VALUE FOR ALL SHAREHOLDERS AND IS AGGRESSIVELY TAKING ALL APPROPRIATE STEPS TO ACHIEVE THAT GOAL

        In December, despite your Board's commitment to explore strategic alternatives, a dissident shareholder, Knightspoint Partners II, LP, nominated six hand-picked individuals for election to your Board and proposed additional By-law amendments. It is worth noting that, by its own admission, Knightspoint is doing this for an undisclosed fee.

THIS DISSIDENT SHAREHOLDER OFFERS ASHWORTH SHAREHOLDERS NOTHING NEW—WE URGE YOU TO TAKE NO ACTION ON YOUR ASHWORTH SHARES AT THIS TIME

        We believe that this dissident shareholder's proposal is something your Board has already considered and acted upon. In its own filings, Knightspoint is advocating for a sale of the Company—a process that your Board is actively evaluating with its independent financial advisor, and has been since November. We are convinced that this dissident shareholder's true motivation is nothing more than fulfillment of its own self-serving interests and effort to somehow justify its undisclosed fees without regard to building value for Ashworth's shareholders.

        Importantly, in an effort to ensure a smooth and expeditious evaluation of strategic alternatives, Ashworth raised with Knightspoint the possibility of acting as an observer on our Board. Unfortunately, this dissident shareholder refused our offer and instead decided to embark on a costly and disruptive proxy campaign.

        Your Board and management are committed to enhancing value for all Ashworth shareholders—and we look forward to completing our process of evaluating strategic alternatives, which we are confident will accomplish that goal.

YOUR BOARD AND MANAGEMENT HAVE TAKEN ACTIONS TO IMPROVE ASHWORTH'S OPERATIONAL AND FINANCIAL PERFORMANCE AND CREATE VALUE FOR ALL SHAREHOLDERS

        In addition to exploring strategic alternatives, your Board and management remain focused on continuing to improve the Company's operational execution and financial performance in each of the Company's distribution channels.

        As you know, last September we implemented a comprehensive organizational realignment to facilitate growth, better support Ashworth's multi-brand, multi-channel business model and further leverage the strength of our Ashworth® and Callaway Golf1 apparel brands and The Game® and Kudzu® headwear brands. I am pleased to report that the aggressive initiatives we undertook to address certain issues encountered last year have already resulted in improved performance in the Company's departments and distribution channels, most notably in the Company's Embroidery and Distribution Center (EDC) and inventory management processes.

        On December 22, 2005, we announced our fourth quarter and fiscal year 2005 financial results. Highlights include:

•	Successful and significant reduction in our domestic inventory to a level lower than in 2004;

•	Implementation of a new merchandising strategy offering more key items and less fashion merchandise, which has provided a more balanced mix on the selling floor to favorable consumer response; and

•	Significant improvement in the efficiency of the Company's U.S. EDC.

        We experienced full price sales growth in four of our six distribution channels including our international Golf channel, Corporate distribution channel, The Game brand headwear lines and Company-owned outlet stores. Ashworth also successfully completed its first full year of operations with the new Gekko acquisition which has proven to be accretive to earnings. Additionally, Spring/Summer 2006 forward orders for both the Ashworth and Callaway Golf apparel brands have increased over last year, both in the U.S. and Europe. And in November 2005, the prestigious Darrell Survey ranked the Ashworth brand the #1 brand in golf shirt usage in the U.S. for the 10th consecutive year.

[1]	Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

        We do not believe these accomplishments could have been achieved under the direction of Knightspoint, which appears to have little or no experience and understanding of Ashworth's markets and the critical importance of relationships with our customers.

WE URGE ALL ASHWORTH SHAREHOLDERS TO TAKE NO ACTION ON THE DISSIDENT SHAREHOLDER'S PROXY MATERIALS AT THIS TIME

        Your Board strongly urges all Ashworth shareholders NOT to take any action in response to the dissident shareholder's proxy materials until you receive the Company's definitive proxy materials and have a chance to review them. In addition, we urge you NOT to sign any blue proxy card you might receive from Knightspoint but instead sign and return the WHITE proxy card that we will be sending to you under separate cover with the Company's proxy statement.

        If you have any questions, I encourage you to please call our investor relations department at (760) 438-6610 or MacKenzie Partners, which is assisting the Company in this matter, toll-free at (800) 322-2885.

        We will continue to keep you informed of developments as appropriate. We thank you for your continued support of the Company.

Sincerely, Randall L. Herrel, Sr. Chairman, CEO and President

Additional Information

Ashworth, Inc. will file a proxy statement in connection with its 2006 annual meeting of stockholders. Ashworth stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Ashworth with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Ashworth's Internet website at www.ashworthinc.com or by writing to Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

Ashworth, its executive officers and directors may be deemed to be participants in a solicitation of proxies for Ashworth's 2006 annual meeting of stockholders. Information regarding these participants and their interests is contained in a filing under Rule 14a-12 filed by Ashworth with the Securities and Exchange Commission on February 21, 2006.